Exhibit 99.1
McKESSON REPORTS FISCAL 2006 THIRD QUARTER RESULTS
•	Third quarter revenues of $22.6 billion, up 9%.
•	Third quarter net income of $193 million, up 34%, and diluted EPS of 61 cents, up 24%, excluding an after-tax securities litigation charge of $810 million in the third quarter a year ago.
•	Year-to-date cash flow from operations of $1.48 billion compared to $497 million for the first nine months a year ago.
•	Raising guidance to $2.41 to $2.46 per diluted share from continuing operations, excluding securities litigation charges.
•	Board of Directors authorizes additional share repurchase of $250 million.
SAN FRANCISCO, January 26, 2006 — McKesson Corporation (NYSE: MCK) today reported that revenues for the company’s third quarter ended December 31, 2005, were $22.6 billion, an increase of 9% over the prior year. Third quarter net income was $193 million or 61 cents per diluted share, compared to $144 million or 49 cents per diluted share excluding an after-tax securities litigation charge of $810 million in the third quarter a year ago. Including the securities litigation charge, in the third quarter last year McKesson had a net loss of $666 million or $2.26 per basic share.
     The quarter’s results include a $37 million pre-tax gain in Pharmaceutical Solutions from a previously disclosed anti-trust settlement and a $15 million pre-tax charge in Medical-Surgical Solutions to expense pre-payments associated with a software product licensed from a third party.
     “McKesson had an outstanding quarter, driven by strong operating results in our Pharmaceutical Solutions and Provider Technologies segments,” said John H. Hammergren, chairman and chief executive officer.

     Operating cash flow remained strong at $1.48 billion year-to-date. The company repurchased $290 million of stock during the quarter, leaving $129 million remaining on a share repurchase program authorized in December 2005. This week, the Board of Directors authorized an additional $250 million share repurchase program.
     “Year-to-date, we have spent $574 million on acquisitions, $579 million to repurchase shares and $55 million to pay dividends, a total of $1.2 billion of capital deployed on a mix of value-enhancing strategies designed to deliver short and long-term benefits to our shareholders,” Hammergren said. “As the pending $960 million consolidated class action settlement is approved, we plan to fund the payment from cash, as previously disclosed.”
Segment Results
     For the quarter, Pharmaceutical Solutions revenues were up 9%, reflecting new and expanded U.S. distribution agreements, revenues from the second-quarter acquisition of D&K Healthcare Resources (D&K) and revenue growth in Canadian distribution operations, impacted in part by slowed growth among McKesson’s customer base. Operating profit increased 26%, including the $37 million anti-trust settlement, without which operating profit would be up 11%.
     Gross profit was up 25%, reflecting the anti-trust settlement, an increased mix of higher-margin generic products, stronger relationships with manufacturers and stabilization of sell margin to customers, offset by a lower LIFO credit of $10 million in the quarter compared to $20 million in the third quarter a year ago.
     Sales growth for McKesson’s proprietary One Stop generics program once again exceeded the growth rate for branded pharmaceuticals, and was up 25% in the quarter. “Between $55 and $60 billion worth of branded drugs face patent challenges and/or patent expirations over the next two years, which should give rise to the launch of numerous generic alternatives,” Hammergren noted. “These generic conversions, with their higher margins compared to the branded predecessor, should have a positive impact on segment earnings.”

     Operating profit margin rate increased 20 basis points to 1.43%. The gross profit increase in the quarter was partially offset by increases in operating expenses, including those of D&K. “Our plan to integrate the D&K operations and deliver operating efficiencies is well underway,” Hammergren said. “We continue to believe that its results should be accretive to earnings beginning next fiscal year.”
     Medical-Surgical Solutions revenues were up 11%, driven by strong growth among alternate site customers. Operating profit was down 67%, to $8 million, primarily driven by the $15 million charge.
     In Provider Technologies, revenues were up 21%. Software and software systems revenues increased 38%, driven by continued strong demand for clinical and imaging software solutions and automation systems and increased implementations. McKesson continues to improve its implementation process, which is reducing the time it takes to install clinical products. Operating profit was up 36% to $38 million.
     “McKesson’s market momentum is strong,” Hammergren said. “We continue to grow sales beyond our historical base of community hospital customers. As a result of our new agreement with Triad Hospitals, McKesson now has a significant software and systems presence in all five of the nation’s largest private hospital organizations.”
     “Our product offering is now leading the industry. We are the clear leader in the crucial area of medication management technology to prevent drug errors. Our medication safety solutions are today scanning 1.2 million bedside administrations weekly, preventing 96,000 errors each week. More broadly, McKesson had 20 products ranked in the top 3 for their categories in the 2005 KLAS year-end report, up from 12 a year ago. It is clear that McKesson is well-positioned for growth based on this product leadership, the market’s response to our offering and the increasing demand we are seeing for healthcare information technology.”

Outlook
     “McKesson’s strong performance for the first three quarters of the year gives us good momentum going into our fourth quarter. Based on our positive year-to-date results and the continued progress in our business, we are raising our guidance for the year. For the fiscal year ending March 31, 2006, McKesson now expects to earn $2.41 to $2.46 per diluted share from continuing operations, excluding any adjustments to the securities litigation reserve,” Hammergren concluded.
     Based on earning $1.76 per diluted share from continuing operations through the first three quarters excluding the $35 million first-quarter after-tax adjustment to the securities litigation reserve, McKesson expects to earn 65 to 70 cents per diluted share in the fourth quarter.
     The guidance range is based on a tax rate for continuing operations for Fiscal 2006 of approximately 35%. The EPS range also assumes approximately 315 million shares used in the dilution calculation.
Year-to-Date Results
     For the first three quarters, including securities litigation charges and discontinued operations, McKesson had net income of $531 million or $1.69 per diluted share compared to a net loss of $416 million or $1.42 per basic share a year ago. Excluding securities litigation charges and including discontinued operations, for the first three quarters of Fiscal 2006, McKesson had net income of $566 million or $1.80 per diluted share compared to net income of $394 million or $1.33 per diluted share a year ago.

Corporate Highlights
•	On January 25, the Board of Directors authorized an additional repurchase from time to time of up to $250 million of the company’s shares of common stock in open market or private transactions. The board’s authorization expands a previous $250 million share repurchase program authorized in December 2005, which has approximately $129 million remaining.
•	McKesson signed a renewed pharmaceutical distribution agreement to serve member hospitals of the Novation group purchasing organization.
•	McKesson began operations at two new pharmaceutical distribution centers, in Phoenix, Arizona, and Conroe, Texas. The Phoenix DC is a larger and modernized replacement for a previous facility there, while the Conroe DC replaces facilities in Arlington, Texas, and Slidell, Louisiana.
•	McKesson was named 2005 Supplier of the Year by Brooks Pharmacy and Eckerd Pharmacy, which was acquired by Brooks in 2004.
•	McKesson is implementing two additional Central Fill operations, for Costco pharmacies in Oregon and Washington through our facility near Seattle, and for Wegmans Food Markets in New York through our facility near Buffalo. These services provide next-day delivery of prescription refills, enabling pharmacists for both customers to focus their time on serving patients.
•	McKesson provided a comprehensive support program for pharmacy customers prior to and following the January 1, 2006, implementation of drug coverage for seniors under Part D of the Medicare Modernization Act, enabling these customers to play an active role for seniors navigating through their choices. McKesson’s Access Health managed care service also signed contracts with 8 of 10 Part D national plans and the majority of regional plans on behalf of more than 2,800 member pharmacies, many of which provided more favorable reimbursement rates than originally presented.

•	On December 8, 2005, McKesson received an award from the Centers for Disease Control and Prevention in recognition of the company’s “immediate, coordinated and highly effective response” in support of the Hurricane Katrina relief effort. Teams and individuals from Pharmaceutical Solutions and Medical-Surgical Solutions were recognized for the 24/7 operations and high level of service they provided to affected areas for weeks following the disaster, and for providing hundreds of emergency relief kits immediately after the hurricane hit.
•	McKesson is a key vendor in a 10-year, $1.3 billion HIT initiative announced by Triad Hospitals, to install a suite of standardized, world-class clinical, financial and ERP applications across all 49 Triad hospitals and 10 ambulatory surgery centers. McKesson’s software and services contract for $120 million includes providing our Horizon Clinicals and revenue cycle solutions, and working with Triad and the other vendors to implement our applications. McKesson is also the sole source vendor for in-patient automation products in the majority of Triad hospitals.
•	McKesson signed an agreement with Duke University Health System to provide electronic prescribing and electronic health records to approximately 80 health clinics and physician practices in the communities surrounding Duke, encompassing 1,500 physicians.
•	McKesson signed an 8-year, sole-source agreement with Catholic Healthcare Initiatives to deploy Horizon Medical ImagingTM to standardize radiology imaging service delivery at selected hospitals in six states in 2006, and following evaluation and review, across CHI’s 19-state system.

•	In the recently released Top 20:2005 Best in KLAS year-end report, McKesson had 20 products rated in the top three in their categories, up from 12 last year. Two McKesson solutions received “Best in KLAS” ratings: Horizon Medical Imaging™ in the community sector and the combination of Pathways Materials Management™ and Pathways Financial Management™, which was rated No. 1 in the financial/ERP category for the third straight year.
•	As previously announced, by order entered September 28, 2005, the Honorable Ronald M. Whyte granted preliminary approval of the proposed settlement of the consolidated class action pending in the U.S. District Court for the Northern District of California and established a schedule for further proceedings. On January 20, 2006, Judge Whyte continued the hearing date on final approval of the settlement from January 27, 2006, to February 24, 2006.
Risk Factors
     Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “should”, “seeks”, “approximates”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: the resolution or outcome of pending shareholder litigation regarding the 1999 restatement of our historical financial statements; the changing U.S. healthcare environment, including the impact of potential future mandated benefits; changes in private and governmental reimbursement or in the delivery systems for healthcare products and services; governmental efforts to regulate the pharmaceutical supply chain; changes in pharmaceutical and medical-surgical manufacturers’ pricing, selling, inventory, distribution or supply policies or practices; changes in customer mix; substantial defaults in payment or a material reduction in purchases by large customers; challenges in integrating and implementing the company’s software and software system products, or the slowing or deferral of demand for these products; the company’s ability to success identify, consummate and integrate strategic acquisitions; changes in generally accepted accounting principles (GAAP); foreign currency fluctuations; and general economic conditions. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The company assumes no obligation to update or revise any such statements, whether as a result of new information or otherwise.
     A Webcast of the company’s regular conference call to review financial results with the financial community is available through McKesson’s website, www.mckesson.com, live at 5 PM ET today and on replay afterwards. Shareholders are encouraged to review SEC filings and more information about McKesson, which are located on the company’s website.
About McKesson
     McKesson Corporation (NYSE: MCK) is a Fortune 15 healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes and improving the quality and safety of patient care. Over the course of its 172-year history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit us at www.mckesson.com.
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CONTACT:
Larry Kurtz, 415-983-8418
(Investors and Financial Press)
larry.kurtz@mckesson.com
Kate Rohrbach 415-983-9023
(Business and Trade Media)
kate.rohrbach@mckesson.com

Schedule I
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions except per share amounts)

	Quarter Ended December 31,			Nine Months Ended December 31,
	FY06	FY05	Chg.	FY06	FY05	Chg.
Revenues	$22,602	$20,769	9%	$65,265	$59,866	9%

Cost of sales	21,619	19,933	8	62,463	57,450	9

Gross profit	983	836	18	2,802	2,416	16

Operating expenses	690	603	14	1,967	1,795	10
Securities Litigation charge	1	1,200	—	53	1,200	(96)

Total operating expenses	691	1,803	(62)	2,020	2,995	(33)

Operating income (loss)	292	(967)	—	782	(579)	—

Interest expense	(23)	(30)	(23)	(70)	(90)	(22)

Other income, net	34	16	113	97	46	111

Income (loss) from continuing operations before income taxes	303	(981)	—	809	(623)	—

Income taxes (1)	(110)	314	—	(292)	205	—

Income (loss) from continuing operations	193	(667)	—	517	(418)	—

Discontinued operation, net	—	1	—	14	2	600

Net income (loss)	$193	$(666)	—	$531	$(416)	—

Earnings (loss) per common share (2) (3) (4)
Diluted
Continuing operations	$0.61	$(2.26)	—%	$1.65	$(1.43)	—%
Discontinued operation	—	—	—	0.04	0.01	300

Total	$0.61	$(2.26)	—	$1.69	$(1.42)	—

Basic
Continuing operations	$0.63	$(2.26)	—%	$1.70	$(1.43)	—%
Discontinued operation	—	—	—	0.04	0.01	300

Total	$0.63	$(2.26)	—	$1.74	$(1.42)	—

Weighted average shares outstanding
Diluted	316	294	7%	315	293	8%
Basic	307	294	4%	306	293	4%

(1)	For the quarter and nine months ended December 31, 2004, income taxes include $390 million estimated income tax benefit for the $1.2 billion Securities Litigation charge.

(2)	Certain computations may reflect rounding adjustments.

(3)	For the nine months ended December 31, 2005, interest expense, net of related income taxes, of $1 million has been added to net income for purposes of calculating diluted earnings per share. This adjustment reflects the impact of the Company’s potentially dilutive obligations. For the quarter and nine months ended December 31, 2004, potentially dilutive securities have been excluded from the per share dilutive computations due to their antidilutive effects.

(4)	Diluted earnings per share, excluding the Securities Litigation charge, is as follows:

	Quarter Ended December 31,			Nine Months Ended December 31,
	FY06	FY05	Chg.	FY06	FY05	Chg.
Net income (loss) — as reported	$193	$(666)	—%	$531	$(416)	—%

Exclude: Securities Litigation charge	1	1,200	—	53	1,200	(96)
Estimated income tax benefit	(1)	(390)	—	(18)	(390)	(95)

	—	810	—	35	810	(96)

Net income, excluding Securities Litigation charge	$193	$144	34%	$566	$394	44%

Diluted earnings per common share, excluding Securities Litigation charge*	$0.61	$0.49	24%	$1.80	$1.33	35%

Shares on which diluted earnings per share were based	316	301	5	315	300	5

*	For the quarter and nine months ended December 31, 2004, interest expense, net of related income taxes, of $2 million and $5 million has been added to net income, excluding the Securities Litigation charge, for purpose of calculating diluted earnings per share. This calculation also includes the impact of dilutive securities (stock options, convertible junior subordinated debentures and restricted stock).

Schedule II
McKESSON CORPORATION
CONDENSED CONSOLIDATED INCOME INFORMATION BY BUSINESS SEGMENT
(unaudited)
(in millions)

	Quarter Ended December 31,				Nine Months Ended December 31,
	FY06	FY05	Chg.		FY06	FY05	Chg.
REVENUES
Pharmaceutical Solutions
U.S. Healthcare direct distribution & services	$13,286	$12,117	10%		$38,399	$34,742	11%
U.S. Healthcare sales to customers’ warehouses	6,571	6,180	6		18,944	18,117	5

Subtotal	19,857	18,297	9		57,343	52,859	8
Canada distribution & services	1,530	1,405	9		4,484	3,915	15

Total Pharmaceutical Solutions	21,387	19,702	9		61,827	56,774	9

Medical-Surgical Solutions	814	736	11		2,327	2,157	8

Provider Technologies
Software & software systems	90	65	38		218	166	31
Services	269	235	14		782	686	14
Hardware	42	31	35		111	83	34

Total Provider Technologies	401	331	21		1,111	935	19

Revenues	$22,602	$20,769	9		$65,265	$59,866	9

GROSS PROFIT
Pharmaceutical Solutions	$644	$516	25		$1,804	$1,501	20
Medical-Surgical Solutions	150	162	(7)		486	483	1
Provider Technologies	189	158	20		512	432	19

Gross profit	$983	$836	18		$2,802	$2,416	16

OPERATING EXPENSES
Pharmaceutical Solutions	$347	$279	24		$969	$836	16
Medical-Surgical Solutions	142	138	3		428	414	3
Provider Technologies	153	132	16		426	377	13
Corporate	48	54	(11)		144	168	(14)

Subtotal	690	603	14		1,967	1,795	10
Securities Litigation charge	1	1,200	(100)		53	1,200	(96)

Operating expenses	$691	$1,803	(62)		$2,020	$2,995	(33)

OTHER INCOME, NET
Pharmaceutical Solutions	$9	$6	50		$25	$17	47
Medical-Surgical Solutions	—	—	—		2	2	—
Provider Technologies	2	2	—		9	6	50
Corporate	23	8	188		61	21	190

Other income, net	$34	$16	113		$97	$46	111

OPERATING PROFIT
Pharmaceutical Solutions	$306	$243	26		$860	$682	26
Medical-Surgical Solutions	8	24	(67)		60	71	(15)
Provider Technologies	38	28	36		95	61	56

Operating profit	352	295	19		1,015	814	25
Corporate	(25)	(46)	(46)		(83)	(147)	(44)
Securities Litigation charge	(1)	(1,200)	(100)		(53)	(1,200)	(96)

Income (loss) from continuing operations before interest expense
and income taxes	$326	$(951)	—		$879	$(533)	—

STATISTICS
Operating profit as a % of revenues
Pharmaceutical Solutions	1.43%	1.23%	20	bp	1.39%	1.20%	19	bp
Medical-Surgical Solutions	0.98%	3.26%	(228)		2.58%	3.29%	(71)
Provider Technologies	9.48%	8.46%	102		8.55%	6.52%	203

Return on Stockholders’ Equity (1)	14.3%	(3.9)%	—

(1)	Ratio is computed as the sum of net income (loss) for the last four quarters, divided by the average of stockholders’ equity for the last five quarters. Ratio includes the $810 million and $35 million after-tax Securities Litigation charges recorded in the third quarter of 2005 and the first quarter of 2006.

Schedule III
McKESSON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	December 31,	March 31,
	2005	2005
ASSETS
Current Assets
Cash and cash equivalents	$2,183	$1,800
Receivables, net	6,380	5,721
Inventories	8,208	7,495
Prepaid expenses and other	160	346

Total	16,931	15,362
Property, Plant and Equipment, net	667	616
Capitalized Software Held for Sale	133	130
Notes Receivable	112	163
Goodwill and Other Intangibles	1,820	1,529
Other Assets	1,097	975

Total Assets	$20,760	$18,775

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Drafts and accounts payable	$10,179	$8,733
Deferred revenue	770	593
Current portion of long-term debt	6	9
Securities Litigation	1,026	1,200
Other	1,304	1,257

Total	13,285	11,792
Postretirement Obligations and Other Noncurrent Liabilities	582	506
Long-Term Debt	985	1,202
Stockholders’ Equity	5,908	5,275

Total Liabilities and Stockholders’ Equity	$20,760	$18,775

Schedule IV
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Nine Months Ended December 31,
	FY06	FY05
OPERATING ACTIVITIES
Net income (loss)	$531	$(416)
Adjustments to reconcile to net cash provided by (used in) operating activities:
Depreciation and amortization	198	184
Securities Litigation charge, net of tax	35	810
Securities Litigation settlement payments	(227)	—
Deferred taxes	243	32
Other non-cash items	21	8

Total	801	618

Effects of changes in:
Receivables	(440)	(217)
Inventories	(366)	(1,535)
Drafts and accounts payable	1,232	1,396
Deferred revenue	307	107
Taxes	2	57
Proceeds from sale of notes receivable	28	59
Other	(87)	12

Total	676	(121)

Net cash provided by operating activities	1,477	497

INVESTING ACTIVITIES
Property acquisitions	(138)	(89)
Capitalized software expenditures	(128)	(92)
Acquisitions of businesses, less cash and cash equivalents acquired	(574)	(85)
Proceeds from sale of business	63	12
Other	(5)	11

Net cash used in investing activities	(782)	(243)

FINANCING ACTIVITIES
Repayment of debt	(23)	(17)
Capital stock transactions:
Issuances	435	117
Share repurchases	(579)	—
ESOP notes and guarantees	12	16
Dividends paid	(55)	(53)
Other	(102)	8

Net cash provided by (used in) financing activities	(312)	71

Net increase in cash and cash equivalents	383	325
Cash and cash equivalents at beginning of period	1,800	708

Cash and cash equivalents at end of period	$2,183	$1,033